Exhibit 23.1

Ernst & Young LLP 303 Almaden Blvd #1000 San Jose, CA 95110	Tel: +1 408 947 5500 Fax: +1 408 947 5717 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Awake Security, Inc 2014 Equity Incentive Plan of our reports dated February 13, 2020, with respect to the consolidated financial statements of Arista Networks Inc. and the effectiveness of internal control over financial reporting of Arista Networks Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 21, 2020